Exhibit 99.1

NEWS RELEASE

Contact:
Kevin Smith
Senior Director, Investor Relations
(281) 388-5551

TEAM, INC. REPORTS SECOND QUARTER 2020 RESULTS
Record Quarterly Gross Margin of 30.3% Since 2015
Reduced Quarterly SG&A to Lowest Level Since 2015

Second Quarter 2020
•Operating cash flow of $26.3 million, resulted in free cash flow generation of $22.1 million
•Reduced debt by over $26 million, achieved the lowest quarter-end debt level over the past four years
•Gross margin of 30.3%, surpassed the same quarter last year and represents the strongest quarter since 2015
•Lowest quarterly SG&A since 2015 (pre-acquisitions); $22.7 million reduction, or 27.8% year-over-year to $58.9 million
•Realized cost savings of $35 million, exceeded prior estimate of $20 to $25 million

SUGAR LAND, TX – Aug. 4, 2020 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the second quarter ended June 30, 2020.

“We are pleased with our second quarter results, reflecting the tremendous efforts made by everyone in the company,” said, Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “TEAM’s second quarter was extremely challenging as we navigated through the pandemic, which caused significant stress and volatility for our clients and employees. Throughout the pandemic, we stayed true to our values by focusing on the health and safety of our employees while simultaneously meeting or exceeding the high quality of service our clients expect. This quarter’s results demonstrate our ability to execute efficiently and adapt quickly to changes in the marketplace.

“Through our decisive and aggressive actions, we successfully aligned our cost structure to match the decline in industry activity and the unprecedented 40% drop in revenues in order to maintain margins. While we had previously committed to reducing our second quarter costs by $20 to $25 million, TEAM delivered approximately $35 million in savings during the quarter.

Our focus on maintaining margin and reducing expenses allowed us to generate over $22 million in free cash flow and pay down over $26 million of debt, achieving the lowest quarter-end debt level over the past four years.

“The market moved at a rapid pace throughout the quarter. Activity got off to a difficult start as many of our clients implemented stay-at-home restrictions, delayed projects and significantly cut capital expenditure plans. The unprecedented reduction in activity troughed in April and May, and slowly started to recover in June when global economies, travel and other regulatory restrictions improved. In fact, our Hot-Tapping service line had its best month of the year in June and early indications show our midstream activity is back to 2019 levels.

“Looking ahead, we expect to see additional improvement in our end markets, led by onstream and call-out activity in the near term, followed by our nested business, and lastly projects and turnarounds later in the year. Continuing to manage what is in our control by making disciplined decisions and prudently evaluating current business economics to ensure costs do not outpace the recovery remains a top priority. We have identified $50 to $75 million of annualized structural and variable cost reductions for the year.

“TEAM’s asset light and scalable operating model, coupled with the depth and breadth of our products and services, has made us even more agile, allowing us to flex with business demands. Our successful revenue diversification initiative expands our portfolio to provide differentiated products and services to a variety of clients across multiple end markets. We believe our geographic footprint, value-added product and service mix, and technology offerings offer TEAM a unique market position, particularly in this environment.

“We remain committed to driving execution excellence and strong financial performance, to generate significant cash flow. We are taking actions to navigate near-term challenges, while relentlessly innovating for our clients and investing for the future to deliver long-term value for our stakeholders,” concluded Mr. Gatti.

Financial Results

Consolidated net loss in the second quarter of 2020 was $13.5 million ($0.44 loss per diluted share) compared to net income of $6.1 million ($0.20 earnings per diluted share) in the second quarter of 2019. Adjusted EBITDA, a non-GAAP measure, was $12.7 million for the second quarter of 2020 compared to $32.8 million for the prior year quarter. (See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.)

Consolidated revenues for the second quarter of 2020 were $189.3 million compared to $315.8 million in the prior year quarter. Revenue decreased due to lower activity levels primarily resulting from the impact of COVID-19 and the global oil supply/demand imbalance. In the second quarter of 2020, consolidated gross margin was $57.4 million, or 30.3%, compared with 30.0% in the same quarter a year ago.

SG&A for the second quarter was $58.9 million, down $22.7 million, or a 27.8% improvement from the second quarter of 2019. The company’s adjusted measure of operating loss, Adjusted

EBIT, was negative $0.2 million in the second quarter compared to a positive $16.7 million in the prior year comparable quarter.

Second quarter 2020 reported results include certain net charges not indicative of Team’s core operating activities, including: $3.2 million of costs related to severance charges primarily associated with the OneTEAM program restructuring, $177,000 for OneTEAM program professional fees, and $782,000 of other professional fees and legal costs. Net of tax, these items totaled $3.3 million or $0.11 per diluted share.

Adjusted net income or loss, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the company’s revenue and operating income (loss) by segment for the quarters ended June 30, 2020 and 2019 (in thousands):

	Three Months Ended June 30,		Increase (Decrease)
	2020	2019	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$80,474	$138,658	$(58,184)	(42.0)%
MS	92,820	144,897	(52,077)	(35.9)%
Quest Integrity	16,010	32,274	(16,264)	(50.4)%
Total	$189,304	$315,829	$(126,525)	(40.1)%
Operating income (loss):
IHT	$4,740	$9,497	$(4,757)	(50.1)%
MS	9,899	20,317	(10,418)	(51.3)%
Quest Integrity	689	9,324	(8,635)	(92.6)%
Corporate and shared support services	(19,694)	(26,134)	6,440	24.6%
Total	$(4,366)	$13,004	$(17,370)	(133.6)%

Decrease in activity levels across the company were due to the negative impact of the COVID-19 pandemic and the oversupplied oil market that lead to certain clients temporarily closing facilities and/or curtailing operations, resulting in the postponement of client projects and lower demand for the company’s services.

Mechanical Services (MS) and Inspection and Heat Treating (IHT) activity was negatively impacted by delays in large projects and turnaround activity. Also negatively impacting this quarter’s results was a temporary reduction in client nested activity as clients restricted access to facilities.

Given the nature and locality of Quest Integrity’s business, Quest was particularly impacted by the pandemic as stay-at-home orders limited travel and necessitated quarantine restrictions. The travel restrictions resulted in many of Quest’s second quarter projects getting delayed until the second half of 2020.

Cash and Debt

Consolidated cash and cash equivalents were $15.6 million at June 30, 2020. We had approximately $53 million of available borrowing capacity with total liquidity of $69 million at June 30, 2020. The company’s net debt was $310.9 million at June 30, 2020, compared to $318.4 million at December 31, 2019.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Wednesday, Aug. 5, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its second quarter 2020 results.

By Phone: Dial 1-888-699-2378 inside the U.S. or 1-847-852-4067 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through Aug. 12, 2020 by dialing 1-855-859-2056 inside the U.S. or 404-537-3406 outside the U.S. using the Conference ID 1898231#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, (i) the duration and magnitude of the COVID-19 pandemic, related economic effects and the resulting negative impact on demand for oil and gas along with the current surplus in the global supply of oil, (ii) any difficulties or delays that could affect the Company's ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company's internal control over financial reporting, as described in Item 9A. "Controls and Procedures" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and (iii) such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenues	$189,304	$315,829	$426,143	$585,428
Operating expenses	131,928	221,232	311,281	424,884
Gross margin	57,376	94,597	114,862	160,544
Selling, general and administrative expenses	58,882	81,593	137,326	163,860
Restructuring and other related charges, net	2,860	—	3,046	208
Goodwill impairment charge	—	—	191,788	—
Operating income (loss)	(4,366)	13,004	(217,298)	(3,524)
Interest expense, net	7,314	7,586	14,090	15,011
Other expense, net	165	313	637	255
Income (loss) before income taxes	(11,845)	5,105	(232,025)	(18,790)
Less: Provision (benefit) for income taxes	1,683	(997)	(18,770)	(664)
Net income (loss)	$(13,528)	$6,102	$(213,255)	$(18,126)

Income (loss) per common share:
Basic	$(0.44)	$0.20	$(6.97)	$(0.60)
Diluted	$(0.44)	$0.20	$(6.97)	$(0.60)

Weighted-average number of shares outstanding:
Basic	30,628	30,270	30,584	30,250
Diluted	30,628	30,467	30,584	30,250

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2020	2019
	(unaudited)

Cash and cash equivalents	$15,550	$12,175

Other current assets	266,178	305,403

Property, plant and equipment, net	181,310	191,951

Other non-current assets	276,154	475,688

Total assets	$739,192	$985,217

Current portion of long-term debt and finance lease obligations	$5,316	$5,294

Other current liabilities	128,167	145,242

Long-term debt and finance lease obligations, net of current maturities	321,094	325,299

Other non-current liabilities	65,679	72,712

Stockholders’ equity	218,936	436,670

Total liabilities and stockholders’ equity	$739,192	$985,217

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019

Net loss	$(213,255)	$(18,126)

Depreciation and amortization expense	23,186	24,650

Provision for doubtful accounts	1,122	889

Deferred income taxes	(5,177)	2,466

Non-cash compensation cost	2,946	6,082

Goodwill impairment charge	191,788	—

Working capital changes	23,347	(12,984)

Other items affecting operating cash flows	3,288	2,593

Net cash provided by operating activities	27,245	5,570

Capital expenditures	(12,486)	(14,396)

Cash used for business acquisitions, net	(1,013)	—

Proceeds from disposal of assets	181	782

Other items affecting investing cash flow	54	89

Net cash used in investing activities	(13,264)	(13,525)

Borrowings (payments) under revolving credit agreement, net	(5,198)	3,341

Payments under term loan	(2,500)	—

Debt issuance costs on Credit Facility	(1,841)	—

Taxes paid for net share settlement of share-based awards	(349)	(351)

Other items affecting financing cash flows	(129)	(549)

Net cash provided by (used in) financing activities	(10,017)	2,441

Effect of exchange rate changes	(589)	(24)

Net change in cash and cash equivalents	$3,375	$(5,538)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020		2019
Revenues
IHT	$80,474	$138,658	$188,355		$265,714
MS	92,820	144,897	197,339		266,423
Quest Integrity	16,010	32,274	40,449		53,291
	$189,304	$315,829	$426,143		$585,428

Operating income (loss) (“EBIT”)
IHT	$4,740	$9,497	$(187,410)	1	$11,218
MS	9,899	20,317	10,921		25,851
Quest Integrity	689	9,324	6,795		10,968
Corporate and shared support services	(19,694)	(26,134)	(47,604)		(51,561)
	$(4,366)	$13,004	$(217,298)		$(3,524)

Adjusted EBIT
IHT	$5,770	$9,523	$5,416		$11,346
MS	11,436	20,349	12,588		25,968
Quest Integrity	829	9,324	6,935		10,968
Corporate and shared support services	(18,263)	(22,462)	(42,330)		(42,499)
	$(228)	$16,734	$(17,391)		$5,783
Adjusted EBITDA
IHT	$9,516	$13,924	$13,145		$20,249
MS	16,911	25,867	23,494		36,900
Quest Integrity	1,716	10,323	8,708		12,888
Corporate and shared support services	(15,477)	(17,353)	(36,606)		(33,522)
	$12,666	$32,761	$8,741		$36,515
___________________
1 Includes goodwill impairment charge of $191.8 million for the six months ended June 30, 2020. Excluding the goodwill impairment charge, operating income for IHT would be $4.4 million for the six months ended June 30, 2020.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, restructuring and other related charges (credits), severance charges, executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, goodwill impairment charge and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation and non-routine legal costs and settlements, professional fees for acquired business integration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs, goodwill impairment charge and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, less cash and cash equivalents.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Adjusted Net Income (Loss):
Net income (loss)	$(13,528)	$6,102	$(213,255)	$(18,126)
Professional fees and other[1]	512	3,715	3,057	8,820
Legal costs[2]	446	15	1,696	279
Severance charges, net[3]	3,180	—	3,366	208
Goodwill impairment charge	—	—	191,788	—
Tax impact of adjustments and other net tax items[4]	(868)	(783)	(14,918)	(1,954)
Adjusted net income (loss)	$(10,258)	$9,049	$(28,266)	$(10,773)

Adjusted net income (loss) per common share:
Basic	$(0.33)	$0.30	$(0.92)	$(0.36)
Diluted	$(0.33)	$0.30	$(0.92)	$(0.36)

Adjusted EBIT and Adjusted EBITDA:
Operating income (loss) (“EBIT”)	$(4,366)	$13,004	$(217,298)	$(3,524)
Professional fees and other[1]	512	3,715	3,057	8,820
Legal costs[2]	446	15	1,696	279
Severance charges, net[3]	3,180	—	3,366	208
Goodwill impairment charge	—	—	191,788	—
Adjusted EBIT	(228)	16,734	(17,391)	5,783
Depreciation and amortization
Amount included in operating expenses	5,786	6,319	11,723	12,650
Amount included in SG&A expenses	5,692	6,060	11,463	12,000
Total depreciation and amortization	11,478	12,379	23,186	24,650
Non-cash share-based compensation costs	1,416	3,648	2,946	6,082
Adjusted EBITDA	$12,666	$32,761	$8,741	$36,515

Free Cash Flow:
Cash provided by operating activities	$26,328	$(2,058)	$27,245	$5,570
Capital expenditures	(4,181)	(7,786)	(12,486)	(14,396)
Free Cash Flow	$22,147	$(9,844)	$14,759	$(8,826)

____________________________________
1 For the three and six months ended June 30, 2020, includes $0.2 million and $2.0 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and six months ended June 30, 2019, includes $2.7 million and $5.9 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
2 For the three months ended June 30, 2020, primarily relates to costs associated with an accrued legal settlement. For the six months ended June 30, 2020, primarily relates to costs associated with international legal and internal control review matters. For the three and six months ended June 30, 2019, primarily relates to intellectual property legal defense costs associated with Quest Integrity.
3 For the three and six months ended June 30, 2020, $2.9 million and $3.1 million, respectively, are severance charges associated with the OneTEAM program as well as $0.3 million in severance charges were due to the impact of COVID-19. For the six months ended June 30, 2019, $0.2 million of severance charges are associated with the OneTEAM program.
4 Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three and six months ended June 30, 2020 and 2019 except for the adjustment of the goodwill impairment charge for which the actual tax impact was used.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income (loss)	$4,740	$9,497	$(187,410)	$11,218
Severance charges, net[1]	1,030	26	1,038	128
Goodwill impairment charge	—	—	191,788	—
Adjusted EBIT	5,770	9,523	5,416	11,346
Depreciation and amortization	3,746	4,401	7,729	8,903
Adjusted EBITDA	$9,516	$13,924	$13,145	$20,249

MS
Operating income	$9,899	$20,317	$10,921	$25,851
Severance charges, net[1]	1,537	32	1,667	117
Adjusted EBIT	11,436	20,349	12,588	25,968
Depreciation and amortization	5,475	5,518	10,906	10,932
Adjusted EBITDA	$16,911	$25,867	$23,494	$36,900

Quest Integrity
Operating income	$689	$9,324	$6,795	$10,968
Severance charges, net[1]	140	—	140	—
Adjusted EBIT	829	9,324	6,935	10,968
Depreciation and amortization	887	999	1,773	1,920
Adjusted EBITDA	$1,716	$10,323	$8,708	$12,888

Corporate and shared support services
Operating loss	$(19,694)	$(26,134)	$(47,604)	$(51,561)
Professional fees and other[2]	512	3,715	3,057	8,820
Legal costs[3]	446	15	1,696	279
Severance charges, net[1]	473	(58)	521	(37)
Adjusted EBIT	(18,263)	(22,462)	(42,330)	(42,499)
Depreciation and amortization	1,370	1,461	2,778	2,895
Non-cash share-based compensation costs	1,416	3,648	2,946	6,082
Adjusted EBITDA	$(15,477)	$(17,353)	$(36,606)	$(33,522)
___________________
1 Relates to severance charges incurred associated with the OneTEAM program, including international restructuring under the OneTEAM program for the three and six months ended June 30, 2020 and June 30, 2019. Also includes severance charges due to the impact of COVID-19 for the three and six months ended June 30, 2020.
2 For the three and six months ended June 30, 2020, includes $0.2 million and $2.0 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and six months ended June 30, 2019, includes $2.7 million and $5.9 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
3 For the three months ended June 30, 2020, primarily relates to costs associated with an accrued legal settlement. For the six months ended June 30 2020, primarily relates to costs associated with international legal and internal control review matters. For the three and six months ended June 30, 2019, primarily relates to intellectual property legal defense costs associated with Quest Integrity.